Exhibit 99.(h)(4)

EXPENSE LIMITATION AGREEMENT

THIS expense limitation AGREEMENT (this “Agreement”) is made as of May 1, 2023, by and between Guardian Variable Products Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Park Avenue Institutional Advisers LLC, a Delaware limited liability company (“Park Avenue”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue separate series, the Funds, each of which has been established and designated by resolution of the Board of Trustees of the Trust (the “Board”); and

WHEREAS, Park Avenue is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, Park Avenue has been appointed the investment manager to the Trust pursuant to an agreement between the Trust and Park Avenue dated as of August 8, 2016, as may be amended from time to time (the “Investment Management Agreement”); and

WHEREAS, the Trust, on its own behalf and on behalf of the Funds listed in Schedule A, as may be amended from time to time, and Park Avenue desire to enter into the arrangements described herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Trust and Park Avenue hereby agree as follows:

1.	Expense Limit. With respect to the Funds (and classes of shares thereof, if any) identified on Schedule A, Park Avenue hereby agrees, subject to Section 2 hereof, to waive, reduce or reimburse the fees payable to Park Avenue under the Investment Management Agreement (but not below zero) and make any additional payments to the extent necessary to limit the ordinary operating expenses (including Rule 12b-1 fees (if any), but exclusive of any acquired fund fees and expenses, taxes, interest, transaction costs and brokerage commissions, litigation, and extraordinary expenses) (“Operating Expenses”) of each Fund (and classes of shares thereof, if any) to an annual rate (as a percentage of the average daily net assets of the Fund or class of shares thereof, if applicable) as set forth on Schedule A (“Expense Limit”).

2.	Recoupment. Unless prohibited pursuant to the conditions of an order of exemption from the U.S. Securities and Exchange Commission and as otherwise permitted by applicable law, Park Avenue shall be entitled to recoupment of previously waived fees and reimbursed expenses from a Fund for three years from the date of the waiver or reimbursement, subject to the Expense Limit in effect at the time of the waiver or reimbursement and at the time of the recoupment, if any.

3.	Term. Schedule A attached hereto sets forth the effective date and term of this Agreement with respect to each Fund.

4.	Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of one or more of the Funds, upon sixty days’ written notice to Park Avenue. This Agreement may not be terminated by Park Avenue with respect to a Fund, prior to the expiration date for the Fund as set forth on Schedule A, without the consent of the Board. This Agreement, as it relates to a Fund, will terminate automatically if the Investment Management Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement’s termination.

5.	Other Duties. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which a party is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

6.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the state of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

7.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.	Third-Party Beneficiaries. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of shares of any Fund. The terms of this Agreement may be enforced solely by a party to this Agreement. In addition, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds.

9.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

Park Avenue Institutional Advisers LLC

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President, Chief Financial Officer

Guardian Variable Products Trust

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President, Treasurer

Schedule A

to the

Expense Limitation Agreement between

Park Avenue Institutional Advisers LLC and

Guardian Variable Products Trust

Effective as of May 1, 2023

Fund	Expense Limit*	Expiration Date
Guardian Diversified Research VIP Fund	0.96%	April 30, 2024
Guardian Growth & Income VIP Fund	0.96%	April 30, 2024
Guardian Integrated Research VIP Fund	0.84%	**
Guardian International Growth VIP Fund	1.18%	April 30, 2024
Guardian International Equity VIP Fund	1.08%	**
Guardian Large Cap Disciplined Growth VIP Fund	0.87%	April 30, 2024
Guardian Large Cap Disciplined Value VIP Fund	0.97%	April 30, 2024
Guardian Large Cap Fundamental Growth VIP Fund	1.01%	April 30, 2024
Guardian Mid Cap Traditional Growth VIP Fund	1.09%	April 30, 2024
Guardian Mid Cap Relative Value VIP Fund	1.08%	**
Guardian Core Plus Fixed Income VIP Fund	0.81%	April 30, 2024
Guardian Small Cap Core VIP Fund	1.05%	April 30, 2024
Guardian Global Utilities VIP Fund	1.03%	April 30, 2024
Guardian Multi-Sector Bond VIP Fund	1.00%	April 30, 2024
Guardian Total Return Bond VIP Fund	0.79%	**
Guardian U.S. Government Securities VIP Fund	0.75%	**
Guardian All Cap Core VIP Fund	0.78%	**
Guardian Balanced Allocation VIP Fund	0.89%	**
Guardian Select Mid Cap Core VIP Fund	0.87%	**
Guardian Small-Mid Cap Core VIP Fund	0.93%	**
Guardian Strategic Large Cap Core VIP Fund	0.84%	**
Guardian Equity Income VIP Fund	0.55%	**
Guardian Core Fixed Income VIP Fund	0.50%	**
Guardian Short Duration Bond VIP Fund	0.50%	**

* The expense limit relates to the percentage as an annual percentage of average daily net assets of the Fund (or class of shares thereof, if any).

** The expiration date for these Funds is subject to a condition of an order of exemption from the U.S. Securities and Exchange Commission, but in no event shall the expense limitation expire for any such Fund prior to April 30, 2024.

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